Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Description of the Merger and Financing

On March 19, 2026 (the “Closing Date”), Nexstar Media Group, Inc. (“Nexstar”) completed its acquisition of TEGNA Inc., a Delaware corporation (“TEGNA”) pursuant to the previously announced Agreement and Plan of Merger, dated August 18, 2025 (the “Merger Agreement”), by and among Nexstar, TEGNA and Teton Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Nexstar (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into TEGNA, with TEGNA continuing as the surviving corporation and a wholly owned subsidiary of Nexstar (the “Merger”). As a result of the Merger, Nexstar’s portfolio of assets expanded to include 64 full power stations and two radio stations in 51 markets; Premion, a connected TV and over-the-top advertising platform; two digital multicast networks, True Crime and Quest, Locked On Podcast Network, among other assets.

In connection with the regulatory approval of the Merger, Nexstar made certain commitments to the FCC, including a commitment to divest six television stations within two years from the date of closing, provided that a waiver of the FCC’s local television ownership rule remains necessary to own such stations at that time. No agreement has been executed with any prospective buyer at this time.

On April 17, 2026, the United States District Court for the Eastern District of California in the antitrust litigation In re: Nexstar–TEGNA Merger Litigation issued a preliminary injunction prohibiting further integration of the companies, subject to certain exceptions, pending adjudication on the merits. On May 20, 2026, Nexstar filed an appeal of the preliminary injunction in the United States Court of Appeals for the Ninth Circuit. The appeal seeks narrowing of the injunction and dismissal of the States’ complaints. Nexstar requested an expedited hearing, but a date has not yet been set.

Pursuant to the terms of the Merger Agreement, at the Closing Date, each issued and outstanding equity share of TEGNA immediately prior to the closing of the Merger was converted into the right to receive $22 in cash (the “Merger Consideration”). All vested and unvested time-based and performance-based equity-based awards of TEGNA granted prior to August 18, 2025 and outstanding immediately prior to the effective time of the Merger were vested in full and converted into the right to receive the Merger Consideration at the Closing Date. Each TEGNA time-based restricted stock unit granted on or after August 18, 2025 was converted into a time-based restricted stock unit based on a ratio of the value of the Merger Consideration and the volume-weighted average price of a common share of Nexstar for the five consecutive trading days ending on (and including) the last trading day prior to the Closing Date.

In connection with the consummation of the Merger, in March 2026, Nexstar completed a series of financing transactions to fund the purchase price and refinance certain outstanding indebtedness described below. The consummation of the Merger, together with the associated transaction costs and expenses, and the debt financing described above, are collectively referred to as the “Transactions.”

•
On March 19, 2026, Nexstar acquired the outstanding stock of TEGNA utilizing cash on hand and the net proceeds from incurring (i) $148 million under Nexstar’s existing revolving credit facility; (ii) $150 million in Term Loan A due on March 18, 2027; (iii) $2,750 million in Term Loan B, which was subsequently amended and refinanced in March 2026; and (iv) $200 million of bridge loans.
•
On March 24, 2026, Nexstar repaid $1,000 million of TEGNA’s 4.625% Senior Unsecured Notes at par pursuant to the call right provided in the related indenture with the net proceeds of $1,011 million in incremental bridge loans.
•
On March 25, 2026, Nexstar Media Group closed on a new financing incurring (i) $1,750 million in Term Loan B due on March 19, 2033 and (ii) $3,390 million in Senior Secured Notes due September 15, 2033. The net proceeds were used to repay (i) $1,211 of bridge loans in full, (ii) $1,000 million in Term Loan B due on March 19, 2033, and (iii) $1,037 million of TEGNA’s 5.00% Notes due 2029 pursuant to a tender offer at 101.125%.
•
Subsequent to the Transactions, certain of TEGNA’s debt remains outstanding on Nexstar’s balance sheet, including, (i) $200 million Senior Notes due on June 1, 2027; (ii) $240 million Senior Notes due on September 15, 2027; and (iii) $63 million 5.00% Senior Unsecured Notes due September 15, 2029.

Basis of Presentation

The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026, and for the year ended December 31, 2025, are presented to give effect to the Transactions as if they had occurred on January 1, 2025. Subsequent to the Merger, the Company filed its quarterly report on Form 10-Q as of and for the three months ended

March 31, 2026. As the most recent historical balance sheet includes the acquired entity, a pro forma balance sheet has not been presented in the pro forma financial information herein.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with:

•
Nexstar’s unaudited historical consolidated financial statements included in its Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”) on May 8, 2026;
•
Nexstar’s audited historical consolidated financial statements included in its Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) on February 27, 2026, and
•
TEGNA’s audited historical consolidated financial statements included in its Annual Report on Form 10-K as filed with the SEC on March 2, 2026.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X, as amended by Release No. 33-10786. The pro forma adjustments reflect the accounting for the Transactions in accordance with U.S. GAAP, including:

•
application of the acquisition method of accounting under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”), where the estimated purchase price is allocated to the assets and liabilities at their respective estimated fair values;
•
adjustments to reflect the debt financing transactions;
•
adjustments to reflect transaction costs and expenses in connection with the Merger; and
•
adjustments to reflect the related tax effects of the pro forma adjustments.

The purchase price and pro forma adjustments are preliminary and reflect estimates and assumptions based on currently available information that are deemed appropriate by Nexstar’s management. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. The assumptions underlying the purchase price and pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and does not purport to represent what the actual combined results of operations of the combined company would have been had the Transactions occurred on the date assumed, nor are they necessarily indicative of future combined results of operations or combined financial position. The unaudited pro forma condensed combined financial information does not reflect any cost savings or other synergies that management of Nexstar believes could have been achieved had the Transactions been completed on the date assumed.

NEXSTAR MEDIA GROUP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2026
(in millions, except for share and per share information)

	For the Three Months Ended March 31, 2026 Nexstar Historical	Period from January 1, 2026 to March 18, 2026 TEGNA Historical	Reclass Adjustments (Note 1)		Transaction Accounting Adjustments— Debt Financing (Note 3)		Transaction Accounting Adjustments— Merger (Note 3)		Pro Forma Combined
Net revenue	$1,396	$612	$-		$-		$(1)	3(a)	$2,007
Operating expenses:
Direct operating, excluding depreciation and amortization	611	383	(36)	1(a)	-		(1)	3(a)	957
Selling, general, and administrative, excluding depreciation and amortization	327	177	28	1(a)	-		1	3(b)	533
Amortization of broadcast rights	72	-	8	1(a)	-		-		80
Depreciation and amortization of intangible assets	121	21	-		-		19	3(c)	161
Total operating expenses	1,131	581	-		-		19		1,731
Income from operations	265	31	-		-		(20)		276
Income from equity method investments, net (excluding impairment)	4	-	-		-		-		4
Interest expense, net	(120)	(32)	-		(82)	3(d)	28	3(d)	(206)
Pension and other postretirement plans credit, net	7	-	(2)	1(b)	-		-		5
Other expenses, net	(3)	(1)	2	1(b)	-		-		(2)
Income (loss) before income taxes	153	(2)	-		(82)		8		77
Income tax (expense) benefit	7	(8)	-		20	3(e)	(2)	3(e)	17
Net income (loss)	160	(10)	-		(62)		6		94
Net (income) loss attributable to noncontrolling interests	4	-	-		-		-		4
Net income (loss) attributable to Nexstar	$164	$(10)	$-		$(62)		$6		$98

Net income (loss) per common share attributable to Nexstar:
Basic	$5.22							3(f)	$3.03
Diluted	$5.09							3(f)	$2.95
Weighted average number of common shares outstanding:
Basic (in thousands)	30,371							3(f)	30,371
Diluted (in thousands)	31,166							3(f)	31,166

See the accompanying notes to the unaudited pro forma condensed combined financial information.

NEXSTAR MEDIA GROUP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025
(in millions, except for share and per share information)

	Nexstar Historical	TEGNA Historical	Reclass Adjustments (Note 1)		Transaction Accounting Adjustments— Debt Financing (Note 3)		Transaction Accounting Adjustments— Merger (Note 3)		Pro Forma Combined
Net revenue	$4,949	$2,712	$-		$-		$(3)	3(a)	$7,658
Operating expenses:
Direct operating, excluding depreciation and amortization	2,235	1,730	(164)	1(a)	-		(3)	3(a)	3,798
Selling, general, and administrative, excluding depreciation and amortization	1,063	442	125	1(a)	-		46	3(b)	1,676
Amortization of broadcast rights	314	-	39	1(a)	-		-		353
Depreciation and amortization of intangible assets	471	97	-		-		87	3(c)	655
Goodwill and long-lived asset impairments	14	-	-		-		-		14
Other	3	-	-		-		-		3
Total operating expenses	4,100	2,269	-		-		130		6,499
Income from operations	849	443	-		-		(133)		1,159
Income from equity method investments, net (excluding impairment)	30	-	-		-		-		30
Impairment of equity investments	(381)	-	(15)	1(b)	-		-		(396)
Interest expense, net	(379)	(132)	-		(364)	3(d)	123	3(d)	(752)
Pension and other postretirement plans credit, net	31	-	(7)	1(b)	-		-		24
Other expenses, net	-	(22)	22	1(b)	-		-		-
Income (loss) before income taxes	150	289	-		(364)		(10)		65
Income tax (expense) benefit	(67)	(69)	-		90	3(e)	(5)	3(e)	(51)
Net income (loss)	83	220	-		(274)		(15)		14
Net (income) loss attributable to noncontrolling interests	26	-	-		-		-		26
Net income (loss) attributable to Nexstar	$109	$220	$-		$(274)		$(15)		$40

Net income (loss) per common share attributable to Nexstar:
Basic	$3.04							3(f)	$0.76
Diluted	$3.00							3(f)	$0.75
Weighted average number of common shares outstanding:
Basic (in thousands)	30,349							3(f)	30,349
Diluted (in thousands)	30,707							3(f)	30,707

See the accompanying notes to the unaudited pro forma condensed combined financial information.

NEXSTAR MEDIA GROUP, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Presentation and Reclassification Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, certain presentation and reclassification adjustments have been made to the historical presentation of TEGNA’s financial statements to conform to the presentation of Nexstar. The following reclassification adjustments were made to conform the presentation of TEGNA’s historical consolidated statements of operations for the year ended December 31, 2025 and period from January 1, 2026 to March 18, 2026, to Nexstar’s presentation:

1(a) Represents a reclassification from direct operating expenses, excluding depreciation and amortization, to selling, general and administrative expenses, excluding depreciation and amortization, and amortization of broadcast rights.

1(b) Represents a reclassification from Other expenses, net to Pension and other postretirement plans credit, net, and impairment of equity investments.

Nexstar is in the process of performing a detailed review of TEGNA’s accounting policies. As a result of that review, Nexstar may identify differences between the accounting policies of Nexstar and TEGNA that, when conformed, could have a material impact on the consolidated financial statements of the combined company. As of the date of this Current Report on Form 8-K/A, Nexstar is not aware of any significant accounting policy differences in addition to items identified above for the periods presented, but there can be no assurance that other differences will not be identified in connection with the Transactions or that such differences will be immaterial in future periods.

Note 2. Preliminary Purchase Price and Allocation

Preliminary Purchase Price

The acquisition purchase price was $3.7 billion and reflects the Merger Consideration paid to acquire TEGNA’s outstanding equity and unvested equity-based awards granted before August 18, 2025.

Allocation of Preliminary Purchase Price

ASC 805 requires that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The excess of the purchase price over the fair value of identifiable assets and liabilities is recorded as goodwill. For purposes of the unaudited pro forma condensed combined balance sheet, the preliminary purchase price has been allocated to TEGNA’s assets and liabilities based upon Nexstar’s preliminary estimate of their fair values. The estimated allocation of the purchase price is preliminary and is subject to management’s completion of full valuation procedures to determine a final allocation, which is expected to occur within one year from the Closing Date. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments presented.

The allocation of the purchase price to the preliminary fair values of the assets acquired and liabilities assumed are as follows (in millions):

Preliminary Purchase Price	$3,657
Assets acquired:
Cash and cash equivalents	$316
Accounts receivable	624
Prepaid expenses and other current assets	128
Property and equipment	718
FCC licenses	2,160
Network affiliation agreements	1,395
Other intangible assets	72
Investments	53
Other noncurrent assets	76
Total assets acquired	$5,542
Liabilities assumed:
Accounts payable	$95
Accrued expenses and other current liabilities	384
Broadcast rights payable	15
Debt	2,559
Deferred tax liabilities	838
Other noncurrent liabilities	130
Total liabilities assumed	$4,021
Net assets acquired	$1,521
Goodwill	$2,136

The preliminary fair value of the net assets acquired, as summarized in the table above, was estimated based on the analysis of a third-party specialist as follows:

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The preliminary fair value of property and equipment was estimated using cost-based approaches that considered replacement cost, remaining useful life, and economic obsolescence, as appropriate;
•
The preliminary fair values of identifiable intangible assets, including FCC licenses, network affiliation agreements and other intangible assets were estimated using various income-based valuation methods that are based on, but not limited to, estimated future revenue and cash flows, estimated long-term growth rates, and estimated discount rates;
•
The assumed debt was recognized either at estimated prices they were subsequently paid for or at estimated fair market value prices;
•
Deferred tax liabilities have been recognized for the estimated tax effects of the fair value adjustments made to the identifiable assets acquired and liabilities assumed which reflect management’s estimates of applicable tax basis and rates in the relevant jurisdictions;
•
The carrying amounts of other assets acquired and liabilities assumed were generally determined to approximate their fair values based on the short-term nature or based on management’s assessment that no material adjustments were necessary.

Property and equipment, excluding land of $163 million and construction in progress of $16 million, are depreciated over a weighted-average estimated useful life of 8.7 years.

FCC licenses are classified as indefinite-lived intangible assets and are not amortized. The intangible assets attributable to network affiliation agreements are amortized over an estimated useful life of 15 years. Other definite-lived intangible assets (primarily customer relationships, developed technology and brand value) are amortized over a weighted-average estimated useful life of 6.6 years. A hypothetical 10% change in the valuation of network affiliation agreements and other definite-lived intangible assets would result in an approximate change in annual amortization expense of $11 million.

Goodwill is attributable to future synergies and cost reductions resulting from increased purchasing leverage of key expenses, the ability to leverage shared costs across a larger organization, and operational knowledge from experienced management.

Note 3. Transaction Accounting Adjustments

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments in the unaudited pro forma condensed combined statement of operations, which assume that the Transactions occurred as of January 1, 2025, are as follows:

3(a) Reflects the elimination between net revenue and direct operating expenses resulting from transactions between Nexstar and TEGNA which would be eliminated upon consolidation.

3(b) Represents the following adjustments to selling, general and administrative expenses (in millions):

	For the	For the
	Year Ended	Three Months Ended
	December 31, 2025	March 31, 2026
Estimated transaction-related costs and expenses to be incurred	$41	$-
Stock-based compensation from assumed TEGNA equity awards for post-combination services	5	1
	$46	$1

During the year ended December 31, 2025, transaction related costs and expenses of $22 million for Nexstar and $23 million for TEGNA were included in their respective historical statements of operations. During the three months ended March 31, 2026, transaction costs and expenses of $37 million for Nexstar and $90 million for TEGNA were included in their respective historical statements of operations. All transaction-related costs, fees and expenses will not affect Nexstar’s statement of operations beyond 12 months after the acquisition date.

3(c) Reflects the adjustments to depreciation of property and equipment and amortization of intangible assets (in millions):

	For the	For the
	Year Ended	Three Months Ended
	December 31, 2025	March 31, 2026
New tangible asset depreciation	$79	$17
New intangible asset amortization(1)	105	23
Eliminate historical depreciation	(62)	(13)
Eliminate historical amortization	(35)	(8)
	$87	$19
(1)
Includes $93 million and $20 million attributable to network affiliation agreements, and $12 million and $3 million attributable to other definite-lived intangible assets during the year ended December 31, 2025 and three months ended March 31, 2026, respectively.

3(d) Reflects adjustments made to Interest expense, net (in millions):

	For the	For the
	Year Ended	Three Months Ended
	December 31, 2025	March 31, 2026
Transaction Accounting Adjustments—Financing:
Interest expense on Nexstar’s new financing	$(350)	$(79)
Amortization of debt issuance costs on Nexstar’s new financing	(14)	(3)
	$(364)	$(82)

Transaction Accounting Adjustments—Merger:
Removal of TEGNA’s historical interest expense	$123	$28

During the three months ended March 31, 2026, Nexstar incurred $22 million in nonrecurring financing fees related to bridge loans which were recognized as interest expense in the quarter.

The interest expense on Nexstar’s new debt incurred in connection with the Merger was recognized using a blended interest rate of 6.8%. The components of interest rates on new term loans and new revolving loans include (i) an applicable margin that varies pursuant to a leverage ratio grid and (ii) a monthly SOFR. Thus, the actual interest expense incurred on new debt may differ materially from the amounts set forth above. If interest rates on new term loans and new revolving loans were to increase or decrease by 1/8 of 1.0%, the interest expense would increase or decrease by approximately $2 million.

3(e) Represents the tax impact at an estimated blended statutory tax rate of 24.6%. Based on a preliminary analysis performed, the $32 million transaction-related costs were deemed nondeductible for pro forma income tax adjustment purposes.

3(f) The unaudited pro forma combined basic and diluted earnings per share calculations are based on the weighted average basic and diluted shares of Nexstar. The following table summarizes the computation of the unaudited pro forma basic and diluted net income per share ($ in millions, except per share amounts, and shares in thousands):

	For the	For the
	Year Ended	Three Months Ended
	December 31, 2025	March 31, 2026
Pro forma combined net income attributable to Nexstar Media Group, Inc.	$40	$98
Accretion of redeemable noncontrolling interests(1)	(17)	(6)
Pro forma combined net income attributable to common stock	$23	$92

Weighted average shares outstanding – basic	30,349	30,371
Weighted average shares outstanding – diluted	30,707	31,166

Pro forma net income per share attributable to common stock – basic	$0.76	$3.03
Pro forma net income per share attributable to common stock – diluted	$0.75	$2.95
(1)
As reflected in Note 15 of Nexstar’s consolidated financial statements for the year ended December 31, 2025 and Note 13 of Nexstar’s condensed consolidated financial statements for the three months ended March 31, 2026, respectively.